Exhibit 99.1

NEWS RELEASE

For more information contact:

Rick Mills, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: wmills@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding Corporation Reports Increases in Sales and Profits

in Fiscal 2011

•	Achieved net income of $1.2 million in the fourth quarter and $5.8 million for the full year

•	Same store sales increased 1.4% year-over-year; Gasoline station expansion lifts fourth quarter and fiscal 2011 net sales

•	Operating income grew $13.9 million and $58.2 million in the fourth quarter and fiscal year period, respectively, primarily on operating leverage from the acquired Penn Traffic stores

•	Fourth quarter EBITDA increased 62% to $31.2 million; Full year up 32% to $135.9 million

•	Generated $68.7 million in cash from operations during fiscal 2011

WILLIAMSVILLE, NY, March 29, 2012 – Tops Holding Corporation (“Tops” or the “Company”), the parent of Tops Markets, LLC, a leading supermarket retailer with 124 corporate and 5 franchise locations serving the Upstate New York and Northern Pennsylvania regions, today reported financial results for the fourth quarter and fiscal year ended December 31, 2011.

Frank Curci, Tops’ President and CEO, commented, “We demonstrated in 2011 that we have the team in place fully capable of executing our strategy. Our results capitalize on the strength of our brand and our ability to grow through innovative merchandising and marketing while maintaining disciplined cost management. The successful integration of the acquired Penn Traffic stores under the Tops banner and those newly renovated stores have resulted in an increase in foot traffic.”

Fiscal 2011 Fourth Quarter Financial Results

Net sales increased $9.3 million to $540.1 million in the fourth quarter of fiscal 2011 (12-week period ended December 31, 2011), compared with the fourth quarter of fiscal 2010 (12-week period ended January 1, 2011).

Inside sales were $494.0 million in the quarter, up $1.0 million from the same period in the prior year. The increase reflects a 0.8% increase in same store sales due to higher traffic in newly renovated stores and increased basket size from brand loyalty and the opening of two new supermarkets during 2011, partially offset by the impact of the sale or closure of four supermarkets that had been subject to a divestiture order from the Federal Trade Commission (“FTC”).

Gasoline sales increased $8.3 million, or 21.9%, to $46.1 million in the fourth quarter, reflecting a 15.8% increase in the retail price per gallon and a 5.3% increase in the number of gallons sold. The increase in gallons sold was attributable to four new gas stations that were opened since the 2010 fourth quarter.

Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

The fluctuation in sales compared with the prior year’s fourth quarter is summarized as follows, in thousands:

	$ Change	% Change
Inside sales:
Increase in same store sales	$3,870	0.7%
Decrease from net reduction in stores	(2,862)	(0.5)%
Gasoline sales:
Pricing increase	5,971	1.1%
Volume increase	2,305	0.4%

TOTAL	$9,284	1.7%

Gross profit for the fourth quarter increased $8.5 million, or 6.0%, to $150.9 million from the prior-year period. Excluding the impact of non-cash LIFO inventory valuation adjustments, gross margin improved 90 basis points to 28.0% in the fourth quarter of 2011 from 27.1% in the fourth quarter of 2010. This improvement is a result of price optimization efforts, as well as a higher percentage of private label merchandise sales, partially offset by a higher proportion of gasoline sales versus inside sales, as gasoline sales generally occur at lower gross margin rates.

Total operating expenses decreased 3.9% to $135.3 million compared with $140.7 million in the fourth quarter of 2010. The decrease was primarily driven by the Company’s continued focus on cost containment and operating efficiencies, as well as $2.2 million of integration costs associated with the Penn Traffic acquisition incurred during the 2010 fourth quarter. As a result, operating income increased to $15.6 million, or 2.9% of net sales, from $1.7 million, or 0.3% of net sales, in the prior-year period.

To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with accounting principles generally accepted in the United States (“GAAP”), Tops provides supplemental reporting on EBITDA(1) and Adjusted EBITDA(2). Fiscal 2011 fourth quarter EBITDA(1) was $31.2 million, up $11.9 million, or 62.0%, from $19.3 million for the fiscal 2010 fourth quarter. Adjusted EBITDA(2) for the fourth quarter increased $5.5 million, or 20.8%, to $31.9 million, compared with the fiscal 2010 fourth quarter. The increase primarily reflects the improved sales contributions from the acquired Penn Traffic supermarkets and the impact of our fuel expansion efforts, the higher gross profit margin rate and continued improvements in operating efficiencies. See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA and the attached table for reconciliation of these non-GAAP measures to GAAP.

Net interest expense decreased 1.8% to $14.1 million in the fiscal 2011 fourth quarter from $14.4 million in the prior-year period. Net income for the fourth quarter improved to $1.2 million from a net loss of $13.8 million in the 2010 fourth quarter.

Fiscal 2011 Financial Results

Fiscal 2011 (52-week period) net sales were $2.36 billion, up $98.0 million, or 4.3%, compared with $2.26 billion for fiscal 2010 (52-week period). The increase was due to a 1.4% increase in same store sales, the operation of the acquired and retained Penn Traffic supermarkets for four additional weeks, as well as incremental inside sales associated with new stores opened since 2010. These factors were partially offset by the impact of the sale or closure of 28 of the acquired Penn Traffic supermarkets during 2010 and 2011. Year-over-year gasoline sales increased 36.1%.

Gross profit increased 4.3% to $661.1 million in fiscal 2011, and was 28.1% of net sales, consistent with fiscal 2010 despite the higher proportion of gasoline sales which generally occur at lower gross margin rates.

Total operating expenses in fiscal 2011 decreased $30.7 million, or 4.9%, to $592.3 million. This was primarily attributable to $28.5 million in costs incurred in fiscal 2010 associated with the Penn Traffic acquisition and integration, as well as the Company’s successful cost containment initiatives.

Operating income for the fiscal year was $68.8 million, or 2.9% of net sales, up from $10.6 million, or 0.5% of net sales, in fiscal 2010.

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Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

Rick Mills, Senior Vice President and Chief Financial Officer noted, “Our operating income increased more than 540% this year, which was a direct result of our ability to successfully integrate Penn Traffic into the Tops business model while effectively maintaining cost discipline and implementing operating efficiencies throughout our organization. As a result, we have enhanced our cash-generating capability, strengthened our balance sheet and positioned the Company for future expansion.”

Interest expense increased $0.5 million during fiscal 2011 which was primarily due to incremental interest related to the $75.0 million Senior Notes issued on February 12, 2010 that were outstanding for the entire fiscal 2011 period.

Net income for fiscal 2011 was $5.8 million compared with a net loss of $27.0 million during fiscal 2010. The prior year included a benefit of $15.7 million from the bargain purchase of the acquired Penn Traffic stores, as well as a $9.0 million income tax benefit due to a $10.3 million reversal of valuation allowance as a result of recording a deferred tax liability that resulted from the bargain purchase.

FTC Update

In connection with the Penn Traffic acquisition, the FTC issued a modified Final Order requiring the sale of seven of the acquired supermarkets. On June 30, 2011, the FTC approved our application to sell three of these supermarkets to Hometown Markets, LLC. The sale of these supermarkets closed during July and August 2011. On September 27, 2011, as a divestiture trustee was unable to identify a potential buyer for three of the remaining supermarkets subject to the Final Order, control of these supermarkets reverted to us. We continue to operate two of these supermarkets, while the third supermarket was closed on October 15, 2011. During November 2011, a petition was filed by the divestiture trustee with the FTC for approval of a proposed divestiture of the final remaining supermarket subject to the Final Order. This petition was approved by the FTC during January 2012. The sale of the supermarket closed on January 30, 2012.

As of March 29, 2012, Tops has retained 50 of the 79 acquired Penn Traffic supermarkets.

Strong Cash Generation

Cash provided by operating activities during fiscal 2011 was $68.7 million, an increase of $19.2 million from fiscal 2010. This increase was due to a $49.3 million improvement in earnings, adjusted for non-cash income and expenses, partially offset by a $30.1 million decrease in working capital due to the timing of vendor payments. Fiscal 2010 included $31.4 million of Penn Traffic integration costs and one-time legal and professional fees.

Tops received proceeds from the sale of certain of the acquired assets of $1.3 million and $20.8 million during fiscal 2011 and fiscal 2010, respectively.

Store remodels and fuel expansion made up a large part of the $45.6 million in 2011 capital expenditures. Capital spending in fiscal 2010 was $49.7 million.

As of December 31, 2011, the unused portion of the ABL Facility was $70.4 million, after giving effect to $13.1 million of letters of credit outstanding thereunder. The Company believes that cash generated from operations and borrowing capacity under the ABL facility will be sufficient to meet cash requirements for at least the next twelve months.

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Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

Conference Call

Tops will host a conference call on Friday, March 30, 2012 beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Rick Mills, Senior Vice President and Chief Financial Officer, and Kevin Darrington, Chief Operating Officer, will review the financial and operating results for the fourth quarter and fiscal year period, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Friday, April 13, 2012. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 386677.

About Tops Holding Corporation

Tops is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY and operates 124 corporate full-service supermarkets and has an additional 5 franchise supermarkets. As of December 31, 2011, 76 of the Company’s supermarkets offered pharmacy services and 38 offered fuel centers. With approximately 12,500 associates, Tops is widely recognized as a strong retail supermarket brand name in Upstate New York and Northern Pennsylvania. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect Tops’ current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops. Forward-looking statements contained herein speak only as of the date made and, thus, Tops undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that we believe are non-recurring in nature and are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net income (loss).

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Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

TOPS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Quarter 4 2011	Quarter 4 2010	$ Change	% Change
Net sales	$540,113	$530,829	$9,284	1.7%
Cost of goods sold	(379,072)	(377,864)	(1,208)	(0.3)%
Distribution costs	(10,163)	(10,567)	404	3.8%

Gross profit	150,878	142,398	8,480	6.0%
Operating expenses:
Wages, salaries and benefits	(72,709)	(72,423)	(286)	(0.4)%
Selling and general expenses	(22,558)	(24,653)	2,095	8.5%
Administrative expenses (inclusive of share-based compensation expense of $264 and $268)	(18,639)	(20,582)	1,943	9.4%
Rent expense, net	(4,440)	(4,600)	160	3.5%
Depreciation and amortization	(12,378)	(13,549)	1,171	8.6%
Advertising	(4,549)	(4,897)	348	7.1%

Total operating expenses	(135,273)	(140,704)	5,431	3.9%
Operating income	15,605	1,694	13,911	821.2%
Interest expense, net	(14,113)	(14,379)	266	1.8%

Income (loss) before income taxes	1,492	(12,685)	14,177	111.8%
Income tax expense	(305)	(1,092)	787	72.1%

Net income (loss)	$1,187	$(13,777)	$14,964	108.6%

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Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

TOPS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Fiscal 2011	Fiscal 2010	$ Change	% Change
Net sales	$2,355,492	$2,257,536	$97,956	4.3%
Cost of goods sold	(1,650,166)	(1,579,016)	(71,150)	(4.5)%
Distribution costs	(44,189)	(44,829)	640	1.4%

Gross profit	661,137	633,691	27,446	4.3%
Operating expenses:
Wages, salaries and benefits	(317,738)	(310,800)	(6,938)	(2.2)%
Selling and general expenses	(103,153)	(104,841)	1,688	1.6%
Administrative expenses (inclusive of share-based compensation expense of $1,140 and $715)	(79,780)	(102,754)	22,974	22.4%
Rent expense, net	(18,856)	(19,135)	279	1.5%
Depreciation and amortization	(51,205)	(62,353)	11,148	17.9%
Advertising	(18,789)	(23,175)	4,386	18.9%
Impairment charges	(2,791)	—	(2,791)	N/A

Total operating expenses	(592,312)	(623,058)	30,746	4.9%
Operating income	68,825	10,633	58,192	547.3%
Bargain purchase	—	15,681	(15,681)	(100)%
Loss on debt extinguishment	—	(1,041)	1,041	100%
Interest expense, net	(61,698)	(61,231)	(467)	(0.8)%

Income (loss) before income taxes	7,127	(35,958)	43,085	119.8%
Income tax (expense) benefit	(1,295)	9,004	(10,299)	(114.4)%

Net income (loss)	$5,832	$(26,954)	$32,786	121.6%

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Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

TOPS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	December 31, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$19,181	$17,419
Accounts receivable, net	55,987	57,044
Inventory, net	115,309	117,328
Prepaid expenses and other current assets	12,990	14,093
Assets held for sale	—	650
Income taxes refundable	285	200
Current deferred tax assets	1,971	2,265

Total current assets	205,723	208,999
Property and equipment, net	358,263	378,575
Intangible assets, net	72,125	79,072
Other assets	11,101	13,705

Total assets	$647,212	$680,351

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$75,608	$93,311
Accrued expenses and other current liabilities	74,677	79,123
Current portion of capital lease obligations	12,701	11,095
Current portion of long-term debt	434	402

Total current liabilities	163,420	183,931
Capital lease obligations	159,814	172,216
Long-term debt	355,240	365,262
Other long-term liabilities	23,893	21,099
Non-current deferred tax liabilities	4,309	3,354

Total liabilities	706,676	745,862

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares, 144,776 issued & outstanding as of December 31, 2011 and January 1, 2011 )	—	—
Paid-in capital	(1,528)	(2,668)
Accumulated deficit	(56,675)	(62,507)
Accumulated other comprehensive loss, net of tax	(1,261)	(336)

Total shareholders’ deficit	(59,464)	(65,511)

Total liabilities and shareholders’ deficit	$647,212	$680,351

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Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

TOPS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Fiscal 2011	Fiscal 2010
Cash flows provided by operating activities:
Net income (loss)	$5,832	$(26,954)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	67,053	77,315
Impairment charges	2,791
Amortization of deferred financing costs	2,661	2,367
LIFO inventory valuation adjustments	1,333	2,055
Deferred income taxes	1,249	(9,199)
Share-based compensation expense	1,140	715
Bargain purchase	—	(15,681)
Loss on debt extinguishment	—	1,041
Other	(87)	988
Changes in operating assets and liabilities:
Decrease (increase) in account receivable	1,664	(7,382)
Decrease (increase) in inventory, net	187	(6,239)
Decrease in prepaid expenses and other current assets	1,103	1,796
(Increase) decrease in income taxes refundable	(85)	560
(Decrease) increase in accounts payable	(18,080)	24,267
(Decrease) increase in accrued expenses and other current current liabilities	(389)	917
Increase in other long-term liabilities	1,501	2,892

Net cash provided by operating activities	68,651	49,458

Cash flows used in investing activities:
Cash paid for property and equipment	(45,575)	(49,663)
Cash paid for intangible assets	(1,527)	—
Proceeds from sale of assets	1,284	20,753
Proceeds from insurable loss recovery	609	—
Acquisition of Penn Traffic assets	—	(85,023)

Net cash used in investing activities	(45,209)	(113,933)

Cash flows (used in) provided by financing activities:
Borrowings on ABL Facility	612,900	348,737
Repayments on ABL Facility	(622,900)	(347,737)
Principal payments on capital leases	(11,161)	(9,294)
Proceeds from long-term debt borrowings	—	112,125
Repayments of long-term debt borrowings	(409)	(36,377)
Deferred financing costs incurred	(57)	(5,769)
Change in bank overdraft position	(53)	487
Proceeds from issuance of common shares	—	30,000
Dividend to shareholders	—	(30,000)

Net cash (used in) provided by financing activities	(21,680)	62,172

Net increase (decrease) in cash and cash equivalents	1,762	(2,303)
Cash and cash equivalents–beginning of year	17,419	19,722

Cash and cash equivalents–end of year	$19,181	$17,419

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Tops Holding Corporation Reports Increases in Sales and Profits in Fiscal 2011

March 29, 2012

TOPS HOLDING CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Quarter 4 2011	Quarter 4 2010	Fiscal 2011	Fiscal 2010
Net income (loss)	$1,187	$(13,777)	$5,832	$(26,954)
Depreciation and amortization	15,599	17,563	67,053	77,315
Interest expense	14,113	14,379	61,698	61,231
Income tax expense (benefit)	305	1,092	1,295	(9,004)

EBITDA	31,204	19,257	135,878	102,588

Adjustments to EBITDA:
Insurance gain (a)	(427)	—	(427)	—
Share-based compensation expense (b)	408	412	1,768	1,257
Closed store expense (c)	405	—	405	—
LIFO inventory valuation adjustments (d)	289	1,672	1,333	2,055
FTC review costs (e)	22	24	698	2,101
One-time Penn Traffic integration costs (f)	—	2,178	—	23,270
Excess IT costs (g)	—	487	—	5,353
Sold/closed stores negative EBITDA (h)	—	209	—	1,504
One-time Penn Traffic acquisition costs (i)	—	168	—	5,255
Impairment charges (j)	—	—	2,791	—
Bargain purchase (k)	—	—	—	(15,681)
Loss on debt extinguishment (l)	—	—	—	1,041
Other one-time items (m)	(3)	1,992	1,226	3,953

Total adjustments to EBITDA	694	7,142	7,794	30,108

Adjusted EBITDA	$31,898	$26,399	$143,672	$132,696

(a)	Excess of realized insurance proceeds over recorded losses related to flood damage at a Company supermarket.
(b)	Non-cash or one-time compensation costs related to stock option grants.
(c)	Reserve for remaining real estate obligations associated with a supermarket closed during 2011.
(d)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out inventory method and the LIFO inventory method.
(e)	One-time legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.
(f)	Transition expenses associated with integrating the acquired Penn Traffic supermarkets, including excess administrative costs while operating the former Penn Traffic corporate office and warehouse, training costs, consulting services and other one-time expenses.
(g)	Effective July 24, 2010, Tops amended its existing IT outsourcing agreement with HP Enterprise Services, LLC, which resulted in an elimination of annual excess IT costs of $8.1 million.
(h)	Represents EBITDA of the 24 acquired Penn Traffic supermarkets that were sold or closed during 2010.
(i)	One-time legal and professional fees incurred in connection with the Penn Traffic acquisition.
(j)	As a result of the sale of three supermarkets during late July and early August 2011, the Company recorded a $1.9 million impairment. During November 2011, the Company executed an agreement to sell the remaining supermarket acquired from Penn Traffic subject to the Final Order from the FTC. As a result of the potential sale, the Company recorded a $0.9 million impairment.
(k)	Represents the excess of net assets acquired over the $85.0 million purchase price of Penn Traffic.
(l)	The write-off of deferred financing fees associated with early repayments related to the Company’s credit facilities.
(m)	Other one-time non-recurring items.

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